Exhibit 10.3
AMENDED AND RESTATED
TAX RECEIVABLES AGREEMENT
among
GALAXY DIGITAL INC.,
GALAXY DIGITAL HOLDINGS LP
and
THE PERSONS NAMED HEREIN
Dated as of [●], 2025

AMENDED AND RESTATED TAX RECEIVABLES AGREEMENT
This AMENDED AND RESTATED TAX RECEIVABLES AGREEMENT (“Agreement”), dated as of [●], 2025 (the “Effective Date”), is hereby entered into between Galaxy Digital Holdings Inc., a Delaware corporation (“GDHI” and, prior to the Merger (defined below), “HoldCo”), Galaxy Digital Holdings LP, a Delaware limited partnership (“GDH LP”), through its general partner, GDHI, and each holder of nonvoting limited partnership interests in GDH LP, other than HoldCo, or other Person who is or becomes a party hereto in accordance with the terms hereof (each such holder, a “TRA Limited Partner”).
RECITALS
WHEREAS, Galaxy Digital Holdings Ltd., an exempted company limited by shares under the Companies Law (2016 Revision) of the Cayman Islands (“Old GDHI”), GDH Intermediate LLC, a Delaware limited liability company, Galaxy Digital Holdings GP LLC, as general partner of Galaxy Digital Holdings LP, an exempted limited partnership formed under the laws of the Cayman Islands (“Old GDH LP”), and certain of the TRA Limited Partners entered into a Tax Receivable Agreement dated as of July 31, 2018 (the “Original TRA”);
WHEREAS, pursuant to a series of transactions occurring on or about the date hereof, (i) Old GDHI domesticated to Delaware and became GDHI, (ii) Old GDH LP domesticated to Delaware and became GDH LP, (iii) GDHI issued shares of its Class B voting stock to holders of Class B limited partnership interests in GDH LP, (iv) GDHI will merge (the “Merger”) with and into Galaxy Digital Inc., a Delaware corporation (“GDI” and, after the Merger, “HoldCo”), with GDI surviving and the shareholders of GDHI receiving Class A common stock (the “Shares”) and Class B voting stock of GDI in the same quantities and having the same terms as the Class A common stock and Class B voting stock of GDHI outstanding immediately prior to the Merger, (v) the Class A and Class B limited partnership interests in GDH LP will be reclassified as limited partnership interests in GDH LP (“LP Units”), and (vi) GDH Intermediate LLC, a Delaware limited liability company and currently a wholly-owned subsidiary of GDHI (“GDH Intermediate”), will merge with and into GDI, with GDI surviving (the “Intermediate Merger”) (collectively, the “Restructuring Transactions”);
WHEREAS, prior to the Restructuring Transactions, certain TRA Limited Partners exchanged Class B Units (as defined in the Original TRA) for Shares (as defined in the Original TRA) (such exchanges, the “Prior Exchanges”);
WHEREAS, GDH LP is classified as a partnership for U.S. federal income tax purposes and the LP Units will be interests in the partnership for U.S. federal income tax purposes;
WHEREAS, after the Merger, each TRA Limited Partner may, subject to the terms and conditions of the Partnership Agreement (as defined below), require GDH LP to redeem (a “Redemption”) all or a portion of such TRA Limited Partner’s LP Units for cash or Shares (at the election of HoldCo), provided that pursuant to Section 10.03(a) of the Partnership Agreement and at the election of HoldCo, HoldCo may effect a direct exchange of such cash or Shares for such LP Units (a “Direct Exchange” and each Direct Exchange, Redemption or Prior Exchange, an “Exchange”);
WHEREAS, GDH LP and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes has had and will have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including for future Taxable Years in which acquisitions of LP Units by GDH LP or HoldCo occur, including as part of an Exchange.
WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of HoldCo and its Corporate Subsidiaries (as defined below) may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of HoldCo;
WHEREAS, the parties to this Agreement wish to amend and restate the Original TRA to take into account the effects of the Restructuring Transactions;
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Definitions and Interpretive Rules.
1.1.Definitions. As used in this Agreement, the terms set forth in this Article I will have the following meanings.
“Actual Tax Liability” means with respect to any Taxable Year and without duplication, the actual liability for U.S. federal, state and local income or franchise Taxes of (i) HoldCo, (ii) any Corporate Subsidiary and (iii) GDH LP, but in the case of this clause (iii), only with respect to Taxes imposed on GDH LP and allocable to HoldCo or any Corporate Subsidiary for such Taxable Year.
“Additional Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized in the United States as being expert in tax matters.
“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by HoldCo to the TRA Limited Partner and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement or, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the TRA Limited Partner.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.
“Agreement” is defined in the Preamble of this Agreement.
“Amended Schedule” is defined in Section 2.3(b) of this Agreement.
“Applicable Law” shall have the meaning ascribed to such term in the Partnership Agreement.
“Applicable TRA Limited Partner” means any TRA Limited Partner to whom any portion of a Tax Benefit Payment is Attributable hereunder.
“Attributable” means, with respect to any Applicable TRA Limited Partner, the portion of any Realized Tax Benefit (or Realized Tax Detriment) of HoldCo that is derived from (i) Basis Adjustments and Imputed Interest that are attributable to Exchanges with such Applicable TRA Limited Partner (for this purpose, Basis Adjustments attributable to an Exchange with such Applicable TRA Limited Partner shall include the portion of any Section 734(b) Basis Adjustment available to HoldCo attributable to (x) any Section 734(b) Exchange with or with respect to such Applicable TRA Limited Partner or (y) any other Exchange with such Applicable TRA Limited Partner, but only to the extent such Exchange results in a portion of a Section 734(b) Basis Adjustment being available to HoldCo immediately after the Exchange, in each of cases (x) and (y), determined immediately after such Section 734(b) Exchange or other Exchange, as applicable), and (ii) a proportionate share of each portion of each Section 734(b) Basis Adjustment, other than the portion of each Section 734(b) Basis Adjustment described in clause (i), that is available to HoldCo, based on the proportion of any Realized Tax Benefit (or Realized Tax Detriment) of HoldCo that is otherwise Attributable to such Applicable TRA Limited Partner determined without regard to this clause (ii), and Imputed Interest with respect thereto.
“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, GDH LP becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, GDH LP remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state or local tax laws, as a result of (i) an Exchange; (ii) any (x) actual distribution to any TRA Limited Partner (including a Section 734(b) Exchange) or (y) deemed distribution to any TRA Limited Partner as a result of any repayment or reallocation of debt of GDH LP or any of its Subsidiaries (a Basis Adjustment resulting from such actual or deemed distribution, a “Section 734(b) Basis Adjustment”); or (iii) the payments made to TRA Limited Partners pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more LP Units will be determined without regard to any Pre-Exchange Transfers of such LP Units and as if any such Pre-Exchange Transfers had not occurred.
“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.
“Board” means the Board of Directors of HoldCo.
“Business Day” shall have the meaning ascribed to such term in the Partnership Agreement.
“Change of Control” means the occurrence of any of the following events:
(i)    any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of HoldCo in substantially the same proportions as their ownership of stock in HoldCo and (y) any Permitted Person (or any of its Affiliates)) who is or becomes the Beneficial Owner, directly or indirectly, of securities of HoldCo representing more than 50% of the combined voting power of HoldCo’s then outstanding voting securities; or
(ii)    the following individuals cease to constitute a majority of the number of directors of HoldCo then serving: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by HoldCo’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or
(iii)    there is consummated a merger or consolidation of HoldCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of HoldCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
(iv)    the shareholders of HoldCo approve a plan of complete liquidation or dissolution of HoldCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by HoldCo of all or substantially all of HoldCo’s assets (for the avoidance of doubt, which shall include a sale or other disposition, directly or indirectly, by the Partnership of all or substantially all of the Partnership’s assets), other than such sale or other disposition by HoldCo of all or substantially all of HoldCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of HoldCo in substantially the same proportions as their ownership of HoldCo immediately prior to such sale or other disposition.
Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of the Restructuring Transactions or of any transaction or series of integrated transactions immediately following which the record holders of the shares of HoldCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of HoldCo immediately following such transaction or series of transactions.
“Code” is defined in the Recitals of this Agreement.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporate Subsidiary” means each Subsidiary of HoldCo that is not treated as a partnership or disregarded entity for U.S. federal income tax purposes; provided, however, that for so long as GDH LP continues to be treated as a partnership for U.S. federal income tax purposes, no Subsidiary of GDH LP shall be considered as a Corporate Subsidiary.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of HoldCo, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year will be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax

Benefit shall be adjusted to reflect any applicable Determination with respect to Realized Tax Benefits and/or Realized Tax Detriments.
“Default Rate” means SOFR plus 300 basis points.
“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, and shall include the acquiescence of HoldCo to the amount of any assessed liability for Tax.
“Direct Exchange” is defined in the Recitals of this Agreement.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.
“Early Termination Notice” is defined in Section 4.2 of this Agreement.
“Early Termination Schedule” is defined in Section 4.2 of this Agreement.
“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.
“Early Termination Rate” means the lesser of (i) 4.5% per annum, compounded annually, and (ii) SOFR plus 100 basis points.
“Effective Date” is defined in the Preamble of this Agreement.
“Exchange” is defined in the Recitals of this Agreement.
“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.
“Exchange Date” means the date of any Exchange.
“GDH Intermediate” is defined in the Recitals of this Agreement.
“GDH LP” is defined in the Preamble of this Agreement.
“GDHI” is defined in the Preamble of this Agreement.
“GDH Intermediate” is defined in the Recitals of this Agreement.
“GDI” is defined in the Recitals of this Agreement.
“HoldCo” is defined in the Preamble and Recitals of this Agreement.

“HoldCo Return” means the federal, state, and/or local Tax Return, as applicable, of HoldCo filed (and/or any Corporate Subsidiary, as applicable) with respect to Taxes of any Taxable Year.
“Hypothetical Tax Liability” means, with respect to any Taxable Year and without duplication, an amount, not less than zero, equal to the hypothetical liability for U.S. federal, state and local income or franchise Taxes of (i) HoldCo, (ii) any Corporate Subsidiary and (iii) GDH LP, but in the case of this clause (iii), only with respect to Taxes imposed on GDH LP and allocable to HoldCo or any Corporate Subsidiary for such Taxable Year, in each case using the same methods, elections, conventions and similar practices used on the relevant HoldCo Return but (i) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule, including amendments thereto, for the Taxable Year, (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability will be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustment or Imputed Interest, as applicable.
“Imputed Interest” in respect of a TRA Limited Partner means any interest imputed under Sections 1272, 1274 or 483 or any other provision of the Code and any similar provision of state or local tax law with respect to HoldCo’s payment obligations in respect of such TRA Limited Partner under this Agreement.
“Intermediate Merger” is defined in the Recitals of this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“Market Price” shall mean the closing price of the Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Shares are then trade or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Price shall mean the closing price of the Shares on the Business Day immediately preceding the Exchange Date on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal; provided further that if the Shares are not then listed on a national securities exchange or interdealer quotation system, the Market Price shall mean the cash consideration paid for the Shares, or the fair market value of the other property delivered for the Shares, as determined by the Board in good faith.
“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.
“Merger” is defined in the Recitals of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.
“Partnership Agreement” means the Limited Partnership Agreement of GDH LP, as amended from time to time.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Permitted Person” means (a) (i) Michael Novogratz, (ii) the spouse and lineal descendants and spouses of lineal descendants of Michael Novogratz, (iii) the estates or legal representatives of any person named in clauses (i) or (ii), (iv) trusts established for the benefit of any person named in clauses (i) or (ii) and (v) any entity solely owned and controlled, directly or indirectly, by one or more of the foregoing and (b) Galaxy Group Investments LLC, a Delaware limited liability company, and any of its Affiliates; provided that Galaxy Group Investments LLC or any of its Affiliates shall be a Permitted Person only so long as any, including in the aggregate any combination, of the Persons described in clause (a) of this definition of “Permitted Person” holds or has the ability to control or direct (directly or indirectly, whether through the ownership of voting securities, by contract or otherwise) a majority of the voting power of Galaxy Group Investments LLC or any of its Affiliates, as applicable.
“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division or any government, governmental department or agency or political subdivision thereof.
“Pre-Exchange Transfer” means any transfer (including upon death of a TRA Limited Partner) in respect of one or more LP Units (i) that occurs prior to an Exchange of such LP Units and (ii) to which Section 743(b) of the Code applies.
“Prior Exchange” is defined in the Recitals of this Agreement.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability will not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability will not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.
“Redemption” is defined in the Recitals of this Agreement.
“Reference Asset” means an asset that is held by GDH LP, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code and any similar provision of state or local tax law with respect to a Reference Asset.
“Schedule” means any of the following: (i) an Exchange Basis Schedule; (ii) a Tax Benefit Schedule; and (iii) the Early Termination Schedule, and, in each case, any amendments thereto.
“Section 734(b) Exchange” means any Exchange giving rise to a Basis Adjustment under Section 734(b) of the Code.
“Senior Obligations” is defined in Section 5.1 of this Agreement.
“Shares” is defined in the Recitals of this Agreement.
“SOFR” means for each month (or portion thereof), the forward looking term rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) for a one-month period, on the date two U.S. Government Securities Business Days prior to the first day of such month, as published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator selected by the HoldCo in its reasonable discretion); provided that if (i) adequate and reasonable means do not exist for ascertaining SOFR and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of SOFR or a governmental authority having jurisdiction over HoldCo has made a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans, then the HoldCo shall endeavor to establish an alternate rate of interest to SOFR that gives due consideration to the then prevailing market convention for determining a comparable rate of interest in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further, that if SOFR as so determined would be less than zero, SOFR shall be deemed to be zero.
“Subsidiary” has the meaning ascribed to such term in the Partnership Agreement.
“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of GDH LP that is treated as a corporation for U.S. federal income tax purposes.
“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year of HoldCo as defined in Section 441(b) of the Code or any comparable section of state or local tax law, as applicable, which may include a period of less than 12 months for which a Tax Return is made.
“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.
“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“TRA Limited Partner” is defined in the Preamble of this Agreement.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date: (i) HoldCo will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit

Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available; (ii) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law; (iii) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by HoldCo on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no such scheduled expiration date, through the end of the twentieth Taxable Year following the Taxable Year from which such loss could first be carried over); (iv) any non-amortizable or non-depreciable assets (other than Subsidiary Stock) will be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such asset on the 15th anniversary of the applicable Basis Adjustment, except that any cryptocurrency, digital assets, or other similar assets will be disposed of on the first anniversary of the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable assets will be deemed disposed of at the time of sale of the relevant asset (if earlier than the applicable anniversary); (v) any Subsidiary Stock will be deemed never to be disposed of; (vi) if, on the Early Termination Date, a TRA Limited Partner has LP Units that have not been Exchanged, then each such LP Unit will be deemed to be Exchanged with HoldCo for the Market Price of the Shares on the Early Termination Date, and (vii) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.
1.2.Interpretive Rules. In addition:
(a)The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)The captions and various headings in this Agreement are for convenience of reference only and do not describe or limit any provision of this Agreement.
(c)References to Sections are to Sections of this Agreement unless otherwise specified.
(d)Unless the context requires otherwise, words describing the singular number include the plural and vice versa, and words denoting any gender include all genders.
(e)The words “include,” “includes” and “including” are deemed to be followed by the words “without limitation.”

(f)References to any statute shall be deemed to refer to such statute as amended from time to time and any rules or regulations promulgated thereunder.
(g)References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
(h)It is each party’s intention that this Agreement not be construed more strictly with respect to any party.
2.Determination of Realized Tax Benefit.
2.1.Basis Adjustment. HoldCo will, within ninety (90) calendar days after the filing of HoldCo’s U.S. federal income Tax Return for each Taxable Year in which any Exchange has been effected, deliver to each TRA Limited Partner who effected an Exchange in such Taxable Year a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement: (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date with respect to such TRA Limited Partner; (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchange(s) effected in such Taxable Year by such TRA Limited Partner (in the case of a Basis Adjustment under Section 734(b) of the Code, calculated solely with respect to the amount that is available to HoldCo in such Taxable Year); (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
2.2.Tax Benefit Schedule.
(a)Tax Benefit Schedule. HoldCo will, within ninety (90) calendar days after the filing of its U.S. federal income Tax Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, provide to each Applicable TRA Limited Partner a schedule showing, in reasonable detail the calculation of the Realized Tax Benefit or Realized Tax Detriment, and the portion thereof Attributable to such Applicable TRA Limited Partner, for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
(b)Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of HoldCo for such Taxable Year attributable to the Basis Adjustments and the Imputed Interest, determined using a “with and without” methodology, and for the avoidance of doubt, is not intended to take into account, and shall be interpreted in a manner that avoids taking into account, any Basis Adjustment or Imputed Interest more than once. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under applicable tax law based upon the characterization of Tax Benefit Payments as additional consideration payable by HoldCo for the LP Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to any Basis Adjustment or Imputed Interest will be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest and another portion that is not, such portions will be considered to be used in accordance with the “with and without” methodology. The parties agree that: (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments in respect of the relevant Exchange that give rise to further Basis Adjustments to Reference Assets for HoldCo, and (B) have the effect of creating additional Basis Adjustments to Reference Assets for HoldCo, in each case in the year of payment; and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.
(c)Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in the final sentence of Section 2.2(b) shall not be required to apply to payments hereunder to a TRA Limited Partner in respect of a Section 734(b) Exchange by such TRA Limited Partner. For the avoidance of doubt, the parties intend that (A) a TRA Limited Partner that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustment only to the extent such Basis Adjustment is allocable to HoldCo immediately following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to HoldCo, then the TRA Limited Partner that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.
2.3.Procedures, Amendments.
(a)Procedure. Every time HoldCo delivers to a TRA Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b) of this Agreement, but excluding any Early Termination Schedule or amended Early Termination Schedule, HoldCo will also: (x) deliver to such TRA Limited Partner schedules and work papers, as determined by HoldCo or requested by the TRA Limited Partner, providing reasonable detail regarding the preparation of the Schedule; (y) use its reasonable best efforts to deliver an Advisory Firm Letter supporting such Schedule; and (z) allow the TRA Limited Partner reasonable access, at no cost, to the appropriate representatives, as determined by HoldCo or as reasonably requested by the TRA Limited Partner, at HoldCo and the Advisory Firm in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time HoldCo delivers to a TRA Limited Partner a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, HoldCo will deliver to such TRA Limited Partner the relevant HoldCo Return, the reasonably detailed calculation by HoldCo of the Hypothetical Tax Liability, and the reasonably detailed calculation by HoldCo of the Actual Tax Liability, as well as any other work papers as determined by HoldCo or reasonably requested by the TRA Limited Partner; provided that HoldCo shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto will become final and binding on the applicable TRA Limited Partner and HoldCo thirty (30) calendar days from the first date on which the TRA Limited Partner received the applicable Schedule or amendment thereto unless the TRA Limited Partner (i) within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides HoldCo with notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the TRA Limited Partner’s material objection (an “Objection Notice”), or (ii) provides a written waiver of such right to object within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date the waiver is received by HoldCo. If the applicable TRA Limited Partner and HoldCo, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by HoldCo of an Objection Notice, HoldCo and the applicable TRA Limited Partner shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).
(b)Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by HoldCo: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable TRA Limited Partner; (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). HoldCo shall provide an Amended Schedule to each relevant TRA Limited Partner within thirty (30) calendar day of the occurrence of an event referenced in clause (i) through (vi) of the preceding sentence.
3.Tax Benefit Payments.
3.1.Payments.
(a)Payments. Within five (5) Business Days after the Tax Benefit Schedule with respect to the Taxable Year delivered to any TRA Limited Partner pursuant to this Agreement becomes final in accordance with Section 2.3(a), HoldCo shall pay to such TRA Limited Partner for such Taxable Year the Tax Benefit Payment in the amount determined pursuant to

Section 3.1(b). Each such Tax Benefit Payment to an Applicable TRA Party shall be made by transfer of immediately available funds to the bank account previously designated by the Applicable TRA Limited Partner to HoldCo or as otherwise agreed by HoldCo and the Applicable TRA Limited Partner. For the avoidance of doubt, no Tax Benefit Payment will be made in respect of estimated Tax payments, including U.S. federal estimated income Tax payments. Notwithstanding anything herein to the contrary, in no event will the aggregate gross Tax Benefit Payments in respect of any Exchange (other than amounts accounted for as interest under the Code) exceed 150% of the amount equal to the Market Price (as of the date of such Exchange) of the Shares, or cash, as applicable, received by the Applicable TRA Limited Partner for the LP Units Exchanged.
(b)A “Tax Benefit Payment” means, with respect to an Applicable TRA Limited Partner, an amount, not less than zero, equal to the sum of the Net Tax Benefit Attributable to such Applicable TRA Limited Partner and the related Additional Amount. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year will be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of Tax Benefit Payments previously made under this Section 3.1 of this Agreement (excluding payments attributable to Additional Amounts); provided that, for the avoidance of doubt, a TRA Limited Partner will not be required to return any portion of any previously made Tax Benefit Payment. The “Additional Amount” shall equal an amount determined like interest on the amount of the Net Tax Benefit Attributable to such Applicable TRA Limited Partner calculated at the Agreed Rate from the due date (without extensions) for filing the HoldCo Tax Return for such Taxable Year until the Payment Date of the applicable Tax Benefit Payment. For the avoidance of doubt, for Tax purposes, the Additional Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of LP Units in an Exchange, unless otherwise required by Applicable Law. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to the LP Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, will be calculated by using Valuation Assumptions (i), (iii) and (iv), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.
3.2.No Duplicative Payments. It is intended that the provisions of this Agreement not result in a duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement will be construed in the appropriate manner to ensure such intentions are realized.
3.3.Pro Rata Payments.
(a)Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of HoldCo’s reduction in Tax liability as a result of Basis Adjustments and Imputed Interest under this Agreement is limited in a particular Taxable Year because HoldCo does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the Tax benefit for HoldCo will be allocated among the

Applicable TRA Limited Partners in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if HoldCo had had sufficient taxable income so that there were no such limitation; provided that for purposes of allocation among the Applicable TRA Limited Partners the aggregate Tax Benefit Payments under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Year shall be taken into account, it being the intention of HoldCo and that TRA Limited Partners for each TRA Limited Partner to receive, in the aggregate, Tax Benefit Payments in proportion to the aggregate Net Tax Benefits Attributable to such TRA Limited Partner had this Section 3.3(a) never operated.
(b)After taking into account Section 3.3(a), if for any reason HoldCo does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then HoldCo and the Applicable TRA Limited Partners agree that (i) HoldCo shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.
(c)To the extent HoldCo makes a payment to a TRA Limited Partner in respect of a particular Taxable Year under Section 3.1(a) taking into account Section 3.3(a) and (b), but excluding payments attributable to Additional Amounts) in excess of the amount of such payment that should have been made to such TRA Limited Partner in respect of such Taxable Year, then (i) such TRA Limited Partner shall not receive further payments under Section 3.1(a) until such TRA Limited Partner has foregone an amount of payments equal to such excess, and (ii) HoldCo shall pay the amount of such TRA Limited Partner’s foregone payments to the other TRA Limited Partners in a manner such that each of the other TRA Limited Partners, to the maximum extent possible, shall have received aggregate payments under Section 3.1(a) (excluding payments attributable to Additional Amounts) in the amount it would have received if there had been no excess payment to such TRA Limited Partner.
4.Termination.
4.1.Early Termination and Breach of Agreement.
(a)Unless terminated earlier pursuant to Section 4.1(b) or Section 4.1(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any TRA Limited Partner retaining an interest in HoldCo or GDH LP (or any successor thereto).
(b)With the written approval of a majority of the Independent Directors, HoldCo may terminate this Agreement with respect to some or all amounts payable to some or all of the TRA Limited Partners and with respect to some or all LP Units held (or previously held and Exchanged) by some or all of the TRA Limited Partners at any time by paying to such TRA Limited Partner or TRA Limited Partners the Early Termination

Payment in respect of such TRA Limited Partner or TRA Limited Partners; provided, however, that this Agreement shall terminate with respect to any such TRA Limited Partner or TRA Limited Partners pursuant to this Section 4.1(b) only upon the receipt of the Early Termination Payment by such TRA Limited Partner or TRA Limited Partners, and provided, further, that Holdco may withdraw any notice to execute its termination rights under this Section 4.1(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by HoldCo to a TRA Limited Partner, as between HoldCo and such TRA Limited Partner neither the TRA Limited Partner nor HoldCo shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by HoldCo and the TRA Limited Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the calculation of the Early Termination Payment). If an Exchange occurs with respect to LP Units with respect to which HoldCo has made an Early Termination Payment pursuant to this Section 4.1(b), Holdco shall have no obligations under this Agreement with respect to such Exchange.
(c)In the event that HoldCo breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to: (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach; (2) any Tax Benefit Payment agreed to by HoldCo and any TRA Limited Partner as due and payable but unpaid as of the date of such breach; and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by HoldCo pursuant to this sentence. Notwithstanding the foregoing, in the event that HoldCo breaches any of its material obligations under this Agreement, each TRA Limited Partner shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if HoldCo fails to make any Tax Benefit Payment when due to the extent that HoldCo has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 of this Agreement shall apply to such late payment (unless HoldCo does not have sufficient cash to make such payment as a result of limitations imposed by debt agreements to which HoldCo or any of its Subsidiaries is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that HoldCo shall promptly (and in any event, within three (3) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that HoldCo has, and to the extent HoldCo has, sufficient funds to make such payment, and the failure of HoldCo to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, HoldCo shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.
4.2.Early Termination Notice. If HoldCo chooses to exercise its right of early termination under Section 4.1 of this Agreement, HoldCo shall deliver to the relevant TRA Limited Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying HoldCo’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such TRA Limited Partner. The Early Termination Schedule will become final and binding on such TRA Limited Partner thirty (30) calendar days from the first date on which such TRA Limited Partner received such Early Termination Schedule unless such TRA Limited Partner within thirty (30) calendar days after receiving the Early Termination Schedule, provides HoldCo with (i) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Limited Partner’s material objection (a “Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule shall become binding on the date the waiver is received by HoldCo (such thirty (30) calendar day date as modified, it at all, by clauses (i) or (ii), the “Early Termination Effective Date”). If HoldCo and such TRA Limited Partner, for any reason, are unable to successfully resolve the issues raised in a Material Objection Notice within thirty (30) calendar days after receipt by HoldCo of the Material Objection Notice, Holdco and such TRA Limited Partner shall employ the Reconciliation Procedures.
4.3    Payment upon Early Termination.
(a)Within three (3) Business Days after the Early Termination Effective Date, HoldCo will pay to the TRA Limited Partner an amount equal to the Early Termination Payment in respect of such TRA Limited Partner. Such payment will be made by transfer of immediately available funds to an account designated by such TRA Limited Partner or as otherwise agreed by HoldCo and such TRA Limited Partner.
(b)“Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by HoldCo to the applicable TRA Limited Partner beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

5.Subordination And Late Payments.
5.1.Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by HoldCo to a TRA Limited Partner under this Agreement will rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of HoldCo and its Subsidiaries (“Senior Obligations”) and will rank pari passu with all current or future secured or unsecured obligations of HoldCo that are not Senior Obligations.
5.2.Late Payments. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to a TRA Limited Partner when due under the terms of this Agreement will be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable, subject to Section 4.1(c).
6.No Disputes; Consistency; Cooperation.
6.1.Participation in Tax Matters. Except as otherwise provided herein, HoldCo shall have full responsibility for, and sole discretion over, all Tax matters concerning HoldCo, GDH LP and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, HoldCo shall notify a TRA Limited Partner of, and keep such TRA Limited Partner reasonably informed with respect to, the portion of any audit of HoldCo and GDH LP by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Limited Partner under this Agreement, and shall provide to such TRA Limited Partner reasonable opportunity to provide information and other input (at such TRA Limited Partner’s own expense) to HoldCo, GDH LP and their respective advisors concerning the conduct of (but, for the avoidance of doubt such TRA Limited Partner may not control) any such portion of such audit; provided, however, that HoldCo and GDH LP shall not be required to take any action that is inconsistent with any provision of the Partnership Agreement
6.2.Consistency. HoldCo and the TRA Limited Partners agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with any Schedule required to be provided by or on behalf of HoldCo under this Agreement unless otherwise required by Applicable Law. Any dispute as to required Tax or financial reporting shall be subject to Section 7.9.
6.3.Cooperation. Each of Holdco and each TRA Limited Partner shall: (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority; (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above; and

(c) reasonably cooperate in connection with any such matter. HoldCo will reimburse the applicable TRA Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.
7.Miscellaneous.
7.1.Notices. All notices, requests, consents and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be as specified in a notice given in accordance with this Section 7.1). All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to HoldCo, to:
300 Vesey St., 13th Floor
New York, New York 10282
Attention: Mr. Andrew Siegel
E-mail: Andrew.Siegel@galaxy.com
If to any TRA Limited Partner, to the address and other contact information set forth in the records of HoldCo from time to time.
Any party may change its address, electronic mail or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
7.2.Binding Effect; Benefit; Assignment.
(a)The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. HoldCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of HoldCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that HoldCo would be required to perform if no such succession had taken place.

(b)A TRA Limited Partner may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form of Exhibit A, agreeing to become a “TRA Limited Partner” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a TRA Limited Partner’s rights under this Agreement shall be assignable by such TRA Limited Partner under the procedure in this Section 7.2(b) regardless of whether such TRA Limited Partner continues to hold any interests in GDH LP or HoldCo or has fully transferred any such interests. For the avoidance of doubt, any Person that was a party to the Original TRA, including any Person which was the assignee of rights under the Original TRA, and which becomes a party to this Agreement shall be considered a “TRA Limited Partner” for all purposes of this Agreement.
(c)GDH LP shall have the power and authority (but not the obligation) to permit any Person who becomes a partner in GDH LP to execute and deliver a joinder to this Agreement promptly upon acquisition of LP Units by such Person, and such Person shall be treated as a “TRA Limited Partner” for all purposes of this Agreement.
7.3.Resolution of Disputes.
(a)Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
(b)Notwithstanding the provisions of Section 7.3(a), HoldCo may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Limited Partner (i) expressly consents to the application of paragraph (c) of this Section 7.3 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints HoldCo as agent of such TRA Limited Partner for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such TRA Limited Partner of any such service of process, shall be deemed in every respect effective service of process upon such TRA Limited Partner in any such action or proceeding.

(c)EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE OR, IF SUCH COURT DECLINES JURISDICTION, THE COURTS OF THE STATE OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.3, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.
(d)The parties hereby waive, to the fullest extent permitted by Applicable Law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.3 and such parties agree not to plead or claim the same.
7.4.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective with respect to a TRA Limited Partner when one or more counterparts have been signed by each of HoldCo, GDH LP and such TRA Limited Partner and delivered to each of HoldCo, GDH LP and such TRA Limited Partner, as applicable, it being understood that all such parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.
7.5.Entire Agreement. This Agreement and the Partnership Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.
7.6.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
7.7.Amendment. No provision of this Agreement may be amended unless such amendment is approved in writing by HoldCo and by Persons who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Persons entitled to Early Termination Payments under this Agreement if HoldCo had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Persons pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Persons will or may receive under this Agreement unless all such Persons disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything in this Section 7.7 to the contrary, HoldCo may, without the consent or approval of any TRA Limited Partner, amend this Agreement to (i) fix de minimis incorrect information, correct typos or the like, (ii) change, amend or add any provision to cure any ambiguity or correct or supplement any provisions contained in this Agreement that may be defective, (iii) give effect to the terms of this Agreement, (iv) as may be necessary or advisable to comply with any Applicable Law (including any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures) and/or (v) make any other change that HoldCo determines to be advisable to reflect changes in law or otherwise to address legal, regulatory, tax or cross jurisdictional considerations.
7.8.Governing Law. This Agreement and all actions arising out of or relating to this Agreement (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware (including the procedural laws and the laws relating to the statute of limitations), without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.
7.9.Reconciliation. In the event that HoldCo and a TRA Limited Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 3.1(b), 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless HoldCo and such TRA Limited Partner agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with HoldCo or such TRA Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by HoldCo, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by HoldCo, except as provided in the next sentence.  HoldCo and such TRA Limited Partner shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts such TRA Limited Partner’s position, in which case HoldCo shall reimburse such TRA Limited Partner for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts HoldCo’s position, in which case such TRA Limited Partner shall reimburse HoldCo for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on HoldCo and such TRA Limited Partner and may be entered and enforced in any court having jurisdiction.
7.10.Withholding. HoldCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as HoldCo is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by HoldCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Limited Partner in respect of whom such withholding was made. To the extent that any payment to a TRA Limited Partner pursuant to this Agreement is not reduced by such deductions or withholdings, such TRA Limited Partner shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Limited Partner shall promptly provide HoldCo, GDH LP or any other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or non-U.S. tax law.
7.11.Consolidated Groups; Transfers of Corporate Assets.
(a)The parties acknowledge and agree that (i) HoldCo may be a member of a U.S. federal income tax consolidated group, (ii) the provisions of this Agreement shall be applied with respect to such group and any other affiliated or consolidated group of corporations of which HoldCo is or becomes a part and that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provision of state or local law, and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)If HoldCo or any member of a group described in Section 7.11(a) transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which HoldCo does not file a consolidated Tax Return pursuant to Section 1501 of the Code (other than, for the avoidance of doubt, in the Merger), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary herein, if HoldCo or any member of a group described in Section 7.11(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which HoldCo or any member of the group described in Section 7.11(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.11(b) so long as the relevant successor is bound by the provisions of this Agreement.
7.12.Further Assurances. Each party will take, or cause to be taken, all appropriate actions, do or cause to be done all things necessary, proper or advisable under Applicable Law, and execute and deliver such other certificates, agreements, documents, instruments, conveyances and assurances as HoldCo may reasonably determine to be required to carry out the provisions of this Agreement.
7.13.Waivers. Waiver by any Partner of any breach or default with respect to any of the terms of this Agreement will not operate as a waiver of any other breach or default.
7.14.Severability. If any provision of this Agreement is found by any court of competent jurisdiction or legally empowered agency to be illegal, invalid or unenforceable for any reason, the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement, and the remainder of this Agreement will not be affected.
7.15.Electronic Signatures. Any signature to be delivered with respect to any written consent, certificate, resolutions or other document under this Agreement may be delivered via an electronic reproduction of an original manual signature, such as may be delivered via facsimile, PDF file or a similar method.
7.16.Time Periods. For purposes of this Agreement, time periods within or following which an act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends if that day is a Business Day, or the next Business Day if the last day of the period does not fall on a Business Day.
7.17.Confidentiality. Each TRA Limited Partner and each of their assignees acknowledge and agree that the information of HoldCo and its Affiliates is confidential and, except in the course of performing any duties as necessary for

HoldCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person will keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of HoldCo and its Affiliates and successors, learned by the TRA Limited Partner heretofore or hereafter. This Section 7.17 will not apply to (i) any information that has been made publicly available by HoldCo or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Limited Partner to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Limited Partners and each of their assignees (and each employee, representative or other agent of the TRA Limited Partners or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of Holdco and GDH LP, the TRA Limited Partner, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Limited Partner relating to such tax treatment and tax structure. If the TRA Limited Partner or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.17, HoldCo will have the right and remedy to have the provisions of this Section 7.17 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to HoldCo or any of its Affiliates and the accounts and funds managed by HoldCo and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
7.18.Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual change in law, a TRA Limited Partner reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Limited Partner (or direct or indirect equity holders in such TRA Limited Partner) upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the TRA Limited Partner or any direct or indirect owner of the TRA Limited Partner, then at the election of the TRA Limited Partner and to the extent specified by the TRA Limited Partner, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange occurring after a date specified by the TRA Limited Partner, or (iii) may be amended, solely with respect to such TRA Limited Partner, in a manner determined by such TRA Limited Partner, provided that such amendment will not result in an increase in payments under this Agreement to such TRA Limited Partner at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment (but giving effect to any actual change in laws).
7.19.Independent Nature of TRA Limited Partners’ Rights and Obligations. The rights and obligations of each TRA Limited Partner hereunder are several and not joint with the rights and obligations of any other TRA Limited Partner hereunder. No TRA Limited Partner will be responsible in any way for the performance of the obligations of any other TRA Limited Partner hereunder, nor will any TRA

Limited Partner have the right to enforce the rights or obligations of any other TRA Limited Partner hereunder. The obligations of each TRA Limited Partner hereunder are solely for the benefit of, and will be enforceable solely by, HoldCo. The decision of each TRA Limited Partner to enter into this Agreement has been made by such TRA Limited Partner independently of any other TRA Limited Partner. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Limited Partner pursuant hereto or thereto, will be deemed to constitute the TRA Limited Partners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Limited Partners are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and HoldCo acknowledges that the TRA Limited Partners are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.
7.20.Prior Exchanges. With respect to any Prior Exchanges, the provisions of this Agreement, to the extent that such provisions refer to Exchanges of LP Units or amounts payable by HoldCo in respect of any such Exchanges or include similar references, shall apply to such Prior Exchanges mutatis mutandis.
7.21.No Change of Control Under Original TRA. HoldCo, GDH LP and each TRA Limited Partner agree that none of the Restructuring Transactions and any transactions related thereto, individually or taken together, constituted a Change of Control (as defined under the Original TRA).

IN WITNESS WHEREOF, GDHI, GDH LP, and each TRA Limited Partner set forth below have duly executed this Agreement as of the date first written above.
GALAXY DIGITAL HOLDINGS INC.

By:    _____________________________
Name:
Title:

GALAXY DIGITAL HOLDINGS LP

By:    _____________________________
Name:
Title:

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, GDHI, GDH LP, and each TRA Limited Partner set forth below have duly executed this Agreement as of the date first written above.
TRA LIMITED PARTNER
__________________________________________
Name

Exhibit A
Joinder

This JOINDER (this “Joinder”) to the Tax Receivables Agreement (as defined below), dated as of ____________, is by and among [Galaxy Digital Inc.], a Delaware corporation (“HoldCo”), _____________________ (“Transferor”) and ______________ (“Permitted Transferee”).
WHEREAS, on ____________, Permitted Transferee acquired from Transferor (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to __________ LP Units (or other partnership interests) that were previously, or may in the future be, Exchanged; and
WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.2(b) of the Tax Receivables Agreement, dated as of [•], 2025, by and among HoldCo, Galaxy Digital Holdings LP, a Delaware limited partnership, and each TRA Limited Partner (the “Tax Receivables Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.01    Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivables Agreement.
Section 1.02    Joinder. Permitted Transferee hereby acknowledges and agrees to become a “TRA Limited Partner” (as defined in the Tax Receivables Agreement) for all purposes of the Tax Receivables Agreement. Permitted Transferee hereby acknowledges the terms of Section 7.2(b) of the Tax Receivables Agreement and agrees to be bound by Section 7.17 (Confidentiality) of the Tax Receivables Agreement.
Section 1.03    Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivables Agreement.
Section 1.04    Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]
By:    _____________________________
Name:
Title:
Address for notices: